UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 16, 2016 (February 16, 2016)

Gray Television, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-13796	58-0285030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

4370 Peachtree Road, NE, Atlanta GA	30319
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 504-9828

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the consummation of Gray Television, Inc.’s (the “Company”) previously announced acquisition of all of the television and radio stations of Schurz Communications, Inc. (the “Schurz Acquisition”), which occurred on February 16, 2016, the Company has entered into the Second Amendment and Incremental Facility Agreement (the “Amendment and Incremental Facility”) to the Company’s Second Amended and Restated Credit Agreement, dated as of June 13, 2014 (as previously amended, the “Credit Facility”), with Wells Fargo Bank, National Association, as Administrative Agent and the lenders party thereto. Pursuant to the Amendment and Incremental Facility, simultaneous with the consummation of the Schurz Acquisition, the Company was provided an incremental term loan in an aggregate principal amount of $425.0 million (the “Incremental Term Loan”) and a $10.0 million increase in the revolving loan commitment under the Credit Facility.

The Incremental Term Loan constitutes an additional term loan, and has the same terms as the Company’s existing term loan under the Credit Facility, as amended by the Amendment and Incremental Facility, including a June 13, 2021 maturity date, except that the interest rate applicable to the Incremental Term Loan will be, at the option of the Company, either the Base Rate (as defined in the Credit Facility) plus 2.50% or the London Interbank Offered Rate (“LIBOR”) plus 3.50%, subject to a LIBOR floor of 0.75%. The Company is also required to make quarterly principal repayments equal to 0.25% of the outstanding principal amount of the Incremental Term Loan. At December 31, 2015, the Company had $556.4 million outstanding under the existing term loan, with no principal repayments due prior to maturity.

Proceeds from borrowings under the Incremental Term Loan were used to fund the cash purchase price to complete the Schurz Acquisition and Related Transactions (as defined below) and to pay a portion of the related fees and expenses.

As a component of the Amendment and Incremental Facility, the maturity date of any revolving loans under the Credit Facility was extended to July 1, 2020 and the interest rate applicable to the existing term loan was modified to be, at the option of the Company, either the Base Rate plus 2.1875% or LIBOR plus 3.1875%, subject to a LIBOR floor of 0.75%. Also pursuant to the Amendment and Incremental Facility, the asset sale covenant in the Credit Facility was amended to allow the Company to (i) dispose of assets so long as the Operating Cash Flow (as defined in the Credit Facility) attributable to any such assets sold in any 12 month period does not exceed 7.5% of the Operating Cash Flow of the Company and (ii) dispose of spectrum in connection with the pending incentive auction, without regard to the Operating Cash Flow test set forth above.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As discussed above, on February 16, 2016, the Company completed the Schurz Acquisition for $442.5 million inclusive of working capital. The Company also (i) sold certain television stations on February 1, 2016 and February 16, 2016 to facilitate regulatory approvals for the Schurz Acquisition and acquired two new television stations as part of those divestiture transactions and (ii) divested the Schurz radio stations to three radio broadcasters on February 16, 2016 (these transactions together with the Schurz Acquisition, the “Schurz Acquisition and Related Transactions”). The net acquisition cost of the Schurz Acquisition and Related Transactions was $415.3 million plus transaction related expenses. The Company used borrowings under the Incremental Term Loan to fund the purchase price of the Schurz Acquisition and Related Transactions and a portion of the related fees and expenses, the remainder of which were paid from cash on hand.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is hereby incorporated by reference.

Item 7.01 Regulation FD Disclosure.

On February 16, 2016, the Company issued a press release announcing the completion of the Schurz Acquisition and Related Transactions. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(a)       Financial Statements of Businesses Acquired

The financial statements required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K must be filed.

(b)       Pro Forma Financial Information

The financial statements required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K must be filed.

(d)     Exhibits

Number	Exhibit
10.1

Second Amendment and Incremental Facility Agreement, dated as of January 21, 2016, to the Second Amended and Restated Credit Agreement, dated as of June 13, 2014, by and among Gray Television, Inc., and the lenders and agents thereto

99.1	Press release dated February 16, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAY TELEVISION, INC.

By:		/s/ James C. Ryan
	Name:	James C. Ryan
	Title:	Executive Vice President and Chief Financial Officer

Date: February 16, 2016

Number	Exhibit
10.1

Second Amendment and Incremental Facility Agreement, dated as of January 21, 2016, to the Second Amended and Restated Credit Agreement, dated as of June 13, 2014, by and among Gray Television, Inc., and the lenders and agents thereto

99.1	Press release dated February 16, 2016

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